UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 15, 2012
(Date of earliest event reported)

Texas Rare Earth Resources Corp.
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-53482 (Commission File Number)	87-0294969 (IRS Employer Identification No.)

304 Inverness Way South, Suite 365 Englewood, CO 80112 (Address of principal executive offices)	80112 (Zip Code)

Registrant’s telephone number, including area code:   (303) 597-8737

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 15, 2012, the Company’s Board of Directors elevated Anthony Garcia, Senior Vice President of Project Development, to an executive officer of the Company.

Mr. Garcia was appointed as Senior Vice President of Project Development on August 9, 2011.  Prior to joining the Company, Mr. Garcia served as Value Assurance Senior Director for Newmont Mining, where he oversaw the review of 35 projects in Newmont’s pipeline. Earlier in his career, Mr. Garcia progressed through a series of promotions at Bechtel Mining and Metals.

Mr. Garcia has more than 20 years of project/engineering management, design, and field experience in the mining and metals industry. He has been involved with studies, detailed design, construction, and the commissioning of a wide range of metals and mining projects around the world. He has worked on remediation of uranium mine and mill operations as a member of an engineering design/construction team required to regularly interface with state and federal regulators. Mr. Garcia also has experience working in in-situ recovery uranium projects at the Palagena Mine in Southwest Texas. He earned his BS, Master’s degree in Engineering, and an MBA in Industrial Engineering from Colorado State University.

There are no arrangements or understandings between Mr. Garcia and any other person pursuant to which he was selected as Senior Vice President of Project Development. There have been no transactions since the beginning of the Company’s last fiscal year, nor are any currently proposed, regarding Mr. Garcia that are required to be disclosed by Item 404(a) of Regulation S-K.

The Company has an employment agreement with Mr. Garcia, dated August 1, 2011, pursuant to which the Company has agreed to compensate Mr. Garcia in the amount of $200,000 annually.  Mr. Garcia was also granted 750,000 options exercisable at a price of $1.85 for period of 5 years from August 19, 2011, vesting in equal increments on a monthly basis over a three year period.  The employment agreement contains change of control provisions pursuant which, under certain circumstances, Mr. Garcia’s options would immediately vest. The employment agreement terminates on July 31, 2014 but is automatically extended for one-year periods for two consecutive years, unless either party provides notification of termination 90 days prior to such extension.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXAS RARE EARTH RESOURCES CORP.

DATE: February 22, 2012	By:	/s/ Wm. Chris Mathers
Wm. Chris Mathers Chief Financial Officer